Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”), is entered into between CORNELL COMPANIES, INC., a Delaware corporation having offices at 1700 West Loop South, Suite 1500, Houston, Texas 77027 (“Company”), and STEVEN W. LOGAN (“Employee”) executed on September 18, 2002 and effective as of October 1, 2002 (the “Effective Date”).

WITNESSETH:

WHEREAS, the Company is desirous of retaining the services of Employee pursuant to the terms and conditions and for the consideration set forth in this Agreement, and Employee is desirous of providing services to the Company pursuant to such terms and conditions and for such consideration;

NOW, THEREFORE, for and in consideration of the mutual promises, covenants, and obligations contained herein, the Company and Employee agree as follows:

ARTICLE 1: TERM AND DUTIES

1.1           The Company agrees to retain Employee, and Employee agrees to provide services to the Company, beginning as of the Effective Date and continuing until December 31, 2003, subject to the terms and conditions of this Agreement (the “Term”).

1.2           Employee shall perform such responsibilities in the capacity of Transition Services Facilitator as reasonably agreed to between Employee and the Board of Directors or the Executive Chairman, such responsibilities to include corresponding with federal and state regulatory agencies.

1.3           Employee has had and continues to have access to confidential information including, but not limited to, the Company’s books, records and documents, business acquisition and expansion plans, technical information concerning the Company’s operational methods, services and processes, construction plans, procurement procedures and pricing techniques, the names of customers and other nonpublic information (e.g., credit and financial data) concerning the Company’s customers and business associates, all of which comprise confidential business information and trade secrets of the Company and all of which are valuable, special, and unique assets of the Company that the Company uses in its business to obtain a competitive advantage over the Company’s competitors which do not know or use this information (“Confidential Information”).  Confidential Information shall not include any information that is generally available to the public.  Employee agrees that he will not disclose in any way to any person, directly or indirectly, or use for his own benefit or for the benefit of anyone else or any other person or entity, the Confidential Information gained while employed by the Company.  Employee acknowledges that money damages would not be sufficient remedy for any breach of this section by Employee, and the Company shall be entitled to enforce any provisions of this section by terminating the employment relationship, terminating any unvested payments then owing to Employee under this Agreement, and/or to specific performance and injunctive relief as remedies for such breach or any threatened breach.  Such remedies shall not be deemed the exclusive remedies for a breach of this section, but shall be in addition to all remedies available at law or in equity to the Company, including, without limitation, the recovery of damages from Employee and his agents involved in this breach.  For purposes of this Section 1.3, the term “Company” shall also include Affiliates (as defined below) of the Company.

1.4           Employee is not required to provide full-time services to the Company.  Employee is not required to maintain an office at the Company or any of its subsidiaries.  Except as otherwise provided in this Agreement, Employee may serve as an employee or consultant to an entity other than the Company.  The Company and Employee shall cooperate as to the level of interference of Employee’s services hereunder with other business commitments of Employee during the Term so as to minimize the level of inconvenience to Employee.  Employee’s services shall be rendered by personal consultation at his residence or office, wherever maintained, or by correspondence through the mails, telephone, facsimile or electronic mail, including weekends and evenings, as may be most convenient to Employee.  Employee shall not be obligated (i) to occupy any office of the Company or any of its subsidiaries, or (ii) to render any services whatsoever to the Company or any of its subsidiaries other than those specified in this Article I.

1.5           It is understood and agreed that Employee shall have no authority to act on behalf of the Company or to bind the Company to any contract or obligation whatsoever.

ARTICLE 2: COMPENSATION AND BENEFITS

2.1           Employee’s monthly compensation during the Term shall be $10,000 (the “Monthly Compensation”), payable in accordance with the Company’s customary payroll practices.  Employee shall be reimbursed for reasonable expenses incurred in connection with the performance of his duties under this Agreement and approved in advance by the Company’s Executive Chairman or Chief Financial Officer.

2.2           The Company shall provide, for 18 months following the Effective Date, health and medical benefits to Employee and his family on a basis (and at a cost to the Company) substantially similar to those benefits provided to employees of the Company during the term of this Agreement (the “Benefits”).  The Employee shall not be entitled to participate in any other benefit plans and programs of the Company.  At Employee’s election, and in lieu of Benefits, the Company shall pay Employee the sum of $800.00 per month for the referenced 18-month period.

2.3           The Company shall not by reason of this Article 2 be obligated to institute, maintain, or refrain from changing, amending, or discontinuing, any such benefit plan or program, so long as such actions are similarly applicable to covered participants generally.  Moreover, except as specifically provided herein to the contrary, none of the benefits or arrangements described in this Article 2 shall be secured or funded in any way, and each shall instead constitute an unfunded and unsecured promise to pay money in the future exclusively from the general assets of the Company.

2.4           The Company may withhold from any compensation, benefits, or amounts payable under this Agreement all federal, state, city, or other taxes as may be required pursuant to any law or governmental regulation or ruling.

ARTICLE 3: TERMINATION PRIOR TO EXPIRATION OF TERM AND EFFECTS OF SUCH TERMINATION

3.1           Notwithstanding any other provisions of this Agreement, the Company shall have the right to terminate this Agreement at any time prior to the expiration of the Term for any of the following reasons:

a.             For “Cause” upon the good faith determination by the Company’s Board of Directors that Cause exists for the termination of this Agreement.  As used in this Section 3.1.a, the term Cause shall mean (i) Employee’s gross negligence or willful misconduct in the performance of the duties and services required of Employee pursuant to this Agreement, (ii) Employee’s felony indictment involving moral turpitude, (iii) Employee’s material breach of any provision of this Agreement which remains uncorrected for thirty (30) days following written notice to Employee by the Company of such breach, (iv) Employee’s breach of any covenant or obligation in Article 5 or (v) Employee becomes employed by or renders competitive business services (whether for or without compensation) to any person or entity transacting any Competitive Business (as defined below);

b.             for any other reason whatsoever, including termination without Cause, in the sole discretion of the Company;

c.             upon Employee’s death; or

d.             upon Employee’s becoming disabled as to entitle Employee to benefits under the Company’s long-term disability plan or, if Employee is not eligible to participate in such plan or if such plan is not available, then Employee is permanently and totally unable to perform Employee’s duties for the Company as a result of any medically determinable physical or mental impairment as supported by a written medical opinion to the foregoing effect by a physician selected by the Company and Employee’s spouse or other member of Employee’s immediate family.  With respect to any options granted, Employee shall be considered “disabled” in accordance with, and “disability” shall have the meaning set forth in, the governing option plan or plans under which the options were granted.

The termination of Employee by the Company prior to the expiration of the Term shall constitute a “Termination for Cause” if made pursuant to Section 3.1.a, and the effect of such termination is specified in Section 3.4.  The termination of Employee by the Company prior to the expiration of the Term shall constitute an “Involuntary Termination” if made pursuant to Section 3.1.b, and the effect of such termination is specified in Section 3.5.  The effect of this Agreement being terminated pursuant to Section 3.1.c as a result of Employee’s death is specified in Section 3.6.  The effect of this Agreement being terminated pursuant to Section 3.1.d as a result of Employee becoming disabled is specified in Section 3.7.

3.2           Employee shall have the right to terminate this Agreement at any time prior to the expiration of the Term, for any reason whatsoever, in the sole discretion of Employee, on ten (10) days prior written notice to the Company.  The termination of this Agreement by Employee prior to the expiration of the Term shall constitute a “Voluntary Termination” if made pursuant to this Section 3.2, and the effect of such termination is specified in Section 3.3.

3.3           Upon a Voluntary Termination of this Agreement by Employee prior to expiration of the Term, all future compensation to which Employee is entitled and all future benefits for which Employee is eligible, with the exception of any and all statutory rights and benefits, shall cease and terminate as of the date of such termination.  Employee shall be entitled to pro rata Monthly Compensation through the date of such termination.  Vested options shall be exercisable pursuant to the terms of the option plan or plans under which they were granted and unvested options shall terminate on the date of termination.

3.4           If this Agreement is terminated by the Company for Cause prior to expiration of the Term, all future compensation to which Employee is entitled and all future benefits for which Employee is eligible, with the exception of any and all statutory rights and benefits, shall cease and terminate as of the date of such termination.  Employee shall be entitled to pro rata Monthly Compensation through the date of such termination.  Vested options shall be exercisable pursuant to the terms of the option plan or plans under which they were granted and unvested options shall terminate on the date of termination.

3.5           Upon an Involuntary Termination of this Agreement prior to expiration of the Term, Employee shall be entitled to receive the Monthly Compensation for the remainder of the Term and Benefits as provided for in Section 2.2.  In addition, Employee’s unvested options shall continue to vest for the remainder of the Term, and shall be exercisable as if Employee had remained employed through the remainder of the Term.

3.6           Upon termination of this Agreement during the Term as a result of Employee’s death, Employee’s heirs, administrators, or legatees shall be entitled to receive the Monthly Compensation for the remainder of the Term and Benefits as provided for in Section 2.2.  Vested options shall be exercisable pursuant to the terms of the option plan or plans under which they were granted and unvested options shall terminate on the date of Employee’s death.

3.7           Upon termination of this Agreement during the Term as a result of Employee’s disability, Employee shall be entitled to receive the Monthly Compensation for the remainder of the Term and Benefits as provided for in Section 2.2.  Vested options shall be exercisable pursuant to the terms of the Plan and unvested options shall terminate on the date of termination of this Agreement as a result of Employee’s disability.

3.8           Upon expiration of the Term or termination of this Agreement pursuant to Section 3.1.a or Section 3.2, whichever occurs first, Employee shall be entitled to no further compensation or benefits, with the exception of (a) any and all statutory rights and benefits and (b) compensation and benefits vested or accrued prior to such termination, subject to the terms and provisions of the plans and programs pursuant to which such benefits were accrued.

3.9           In all cases, the compensation and benefits payable to Employee under this Agreement upon termination of this Agreement shall be offset against any amounts to which Employee may otherwise be entitled under any and all severance plans, and policies of the Company or its affiliates; provided, however, that there shall be no offset against any sums that might be payable to Employee pursuant to any Company-provided life insurance, deferred bonus plan, short-term or long-term disability insurance, or any 401(k) or similar welfare or benefit plans.

3.10         Termination of this Agreement does not terminate those obligations imposed by this Agreement which are continuing obligations, including, without limitation, Employee’s obligations under Section 1.3, Article 5 and Article 7.

ARTICLE 4: EXPIRATION OF THE TERM OF EMPLOYMENT RELATIONSHIP

4.1           Upon expiration of the Term, the Company shall have no obligation to agree to any renewal of this Agreement or to offer Employee a new employment agreement.

ARTICLE 5: RELATIONSHIP OBLIGATIONS AFTER END OF FULL-TIME EMPLOYMENT

5.1           As part of the consideration for the compensation and benefits to be paid to Employee hereunder and in order to protect the Company’s interest in the trade secrets of the Company, and as an additional consideration and incentive for the Company to enter into this Agreement, the Company and Employee agree to the provisions of this Article.

5.2           Except as set forth in Section 5.4, the obligations in this Article shall commence on the Effective Date and shall continue for a period ending on December 31, 2003 (the “Covenant Period”) regardless of any prior termination of the employment relationship pursuant to Article 3 hereof.

5.3           Employee hereby acknowledges and agrees that:  (i) the Company would not enter into this Agreement or retain Employee if Employee had not executed and delivered this

Agreement to the Company and (ii) Employee has had and may have throughout his employment relationship with the Company or its Affiliates (as defined below), access to Confidential Information with respect to which the Company is entitled to the protections afforded by this Agreement and to the remedies for enforcement of this Agreement provided by law or in equity.

5.4           Until April 30, 2003, Employee shall not, and shall cause each of his Affiliates not to:

a.             within the United States (the “Territory”), transact any Competitive Business (as defined below), carry on or be engaged or otherwise take part in any Competitive Business (whether for his own account or for the account of any person or entity, other than the Company), or render competitive business services (whether for or without compensation) to any person or entity (other than the Company) who or which is, to the knowledge of Employee, engaged in any Competitive Business at the time the service is rendered.

b.             share in the earnings of, or beneficially own or hold any security issued by, or otherwise own or hold any interest (including, without limitation, any debt) in, any person or entity who or which is directly or indirectly engaged in any Competitive Business within the Territory.

5.5           Until December 31, 2003, Employee shall not carry on or be engaged or otherwise take part in any Prohibited Activity (as defined below), or render competitive business services (whether for or without compensation) to any person or entity to directly assist in any Prohibited Activity at the time the service is rendered.

5.6           Without limiting the generality of the provisions of this Article 5, Employee (or an Affiliate of Employee) shall be deemed to transact or be engaged in a particular business if Employee or any Affiliate (whether alone or in association with one or more other persons or other entities) is, without limitation, an owner, proprietor, partner, member, stockholder, officer, employee, agent, independent contractor, director or joint venturer of, or a consultant or lender to, or an investor in any manner in, any person or entity who or which is, to the knowledge of Employee, directly or through an Affiliate, engaged in any such Competitive Business, including, without limitation, any such person or entity with respect to which a member of the immediate family of the Employee is an Affiliate.  Notwithstanding the foregoing provisions of this Article 5, Employee (or an Affiliate of Employee) may own, solely as an investment, securities if Employee (or an Affiliate of Employee) (i) is not an Affiliate of the issuer of such securities and (ii) does not, directly or indirectly, beneficially own more than 5% of the class of which such securities are a part.

5.7           During the Covenant Period, Employee shall not, and shall cause each of his Affiliates not to, whether for his own account or for the account of any other person or other entity (other than the Company or any Affiliate of the Company), solicit the employment or services of, or cause or attempt to cause to leave the employment or services of the Company or any Affiliate of the Company, any person or entity who or which is employed by, or otherwise engaged to perform services for the Company or any Affiliate of the Company (whether in the capacity of employee, consultant, independent contractor or otherwise).  This section shall not prohibit Employee or any Affiliate from employing any person or entity who, without prohibited solicitations, seeks employment.

5.8           Employee acknowledges that money damages would not be sufficient remedy for any breach of this Article 5 by Employee, and the Company shall be entitled to enforce the provisions of this Article 5 by terminating the employment relationship, terminating any unvested payments then owing to Employee under this Agreement and/or to specific performance and injunctive relief as remedies for such breach or any threatened breach.  Such remedies shall not be deemed the exclusive remedies for a breach of this Article 5, but shall be in addition to all remedies available at law or in equity to the Company, including, without limitation, the recovery of damages from Employee and his Affiliates involved in such breach.

ARTICLE 6:  RELEASE AND WAIVER BY EMPLOYEE

6.1           In additional exchange for the consideration referred to in this Agreement, Employee, on behalf of himself, his heirs, executors, successors, administrators and assigns (collectively, “Employee Parties”), does hereby knowingly and voluntarily release, acquit and forever discharge the Company, its officers, shareholders, employees, directors, attorneys, parent companies, subsidiaries, affiliates, successors and assigns and any other entity in which the Company owns, directly or indirectly, an interest and their respective officers, shareholders, employees, directors, attorneys, parent companies, subsidiaries, affiliates, successors and assigns (collectively, the “Company Parties”) from any and all claims, charges, complaints, grievances or promises of any and every kind, whether known or unknown, that are based upon facts occurring prior to the Effective Date of this Agreement, including but not limited to, the following:  (a) any contractual claims arising under any written or oral agreements between Employee and the Company Parties, (b) any statutory claims under the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, the Family and Medical Leave Act of 1993, the Civil Rights Acts of 1964 and 1991, the Employee  Retirement Income Security Act, Chapter 451 of the Texas Labor Code, the Texas Payday Law, and/or the Texas Commission on Human Rights Act, or arising from any other federal, state, or local statute, ordinance or regulation, (c) any tort or contract claims, (d) any claims, matters or actions related to Employee’s employment and/or affiliation with or separation from the Company.  It is further agreed that, in the event that the Company initiates any claim, charge, complaint or grievance against Employee other than a complaint arising from an alleged violation of Section 1.3 or Article 5 herein then the foregoing release of claims by Employee shall be extinguished and no longer be in effect solely to the extent necessary to defend or respond to such claim, charge, complaint or grievance, including any counter claims, cross claims, demands or other actions in any way relating to such claim, charge, complaint or grievance.  The above notwithstanding, it is expressly agreed that Employee is not releasing and does not release (a) any right to indemnification or advancement of expenses from the Company (i) to the extent he is determined to be entitled to such indemnification by the Company under Delaware or applicable law, or the bylaws or charter of the Company, (ii) to the extent Employee is determined to be entitled to the benefits offered under any directors and officers insurance policy maintained by the Company and (iii) arising under the Indemnification Agreement between the Company and Employee dated October 1, 1996 (the “Indemnification Agreement”); and (b) any right conferred by this Agreement.

ARTICLE 7:  COOPERATION

7.1           Employee agrees that he will act at all times hereafter in a manner consistent with the interests of the Company with respect to its shareholders, customers, employees, agents, and third parties. Employee will not engage in any act or make any comments (written or oral), which are intended, or reasonably may be expected, to harm the Company or its employees; provided, however, that (i) this provision shall not prohibit Employee from cooperating in any investigation by any governmental agency and such cooperation in any such action shall not be deemed a breach of this provision and (ii) Employee shall comply with any subpoena, decree or order issued by a court of competent jurisdiction or governmental entity.  Employee further agrees that he will provide reasonable cooperation to the Company at reasonable and mutually agreeable times in response to requests made by the Company in matters relating to internal investigations, external investigations, and/or judicial or administrative proceedings arising out of or relating in any way to any facts occurring prior to Effective Date of this Agreement, including but not limited to, participating in conferences and meetings, advising counsel, making himself available for interviews, providing documents or information, aiding in the analysis of documents, testifying, or complying with any other reasonable requests by the Company; provided, that such cooperation will not require Employee to waive any privilege or to forgo his constitutional right to decline to testify against himself in any investigation, Congressional hearing, grand jury, or any other judicial or administrative proceeding.  Employee agrees to maintain in confidence (except pursuant to regulatory request, subpoena, court order, or any other legal process) any nonpublic information regarding past, current or potential claims, governmental proceedings, investigations or administrative or judicial litigation relating to the Company, and agrees not to communicate with any party(ies) who he knows or should have known is adverse or potentially adverse to the Company, including attorneys (other than his own counsel), investigators or others, except pursuant to valid regulatory request, subpoena, court order, or other legal process; provided, however, that nothing in this sentence shall prohibit Employee from discussing facts relevant to his conduct or performance while employed by the Company with any prospective employer, his attorneys, investors, investment advisors or other professional counselors, who in each case, agree to maintain such information in confidence.  Employee agrees to provide notice of any motion, subpoena, order, regulatory request or other correspondence relating to the Company as soon as practicable and in any event no later than three (3) days of his receipt of same, by forwarding such document or providing notice of any oral request to the addresses set forth below under Section 8.4.  This cooperation is an integral part of this Agreement, and Employee will not be compensated for such cooperation, other than reimbursement for any reasonable expenses Employee may incur in connection with such cooperation.

7.2           The Company agrees that it will not engage in any act or make any comments

(written or oral) that are intended, or might reasonably be expected, to harm Employee; provided, however, that (i) this provision shall not prohibit the Company from cooperating in any investigation by any governmental agency and such cooperation in any such action shall not be deemed a breach of this provision and (ii) the Company shall comply with any subpoena, decree or order issued by a court of competent jurisdiction or governmental entity and with any disclosure requirements under the federal or state securities laws.

ARTICLE 8:  MISCELLANEOUS

8.1           For purposes of this Agreement, “Affiliate” means, with respect to any person or entity, any person or entity that, directly or indirectly, Controls, is Controlled by, or is under common Control with, such person or entity in question. For the purposes of the definition of Affiliate, “Control” (including, with correlative meaning, the terms “Controlled by” and “under common Control with”) as used with respect to any person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person or entity, whether through the ownership of voting securities or by contract or otherwise.

8.2           For purposes of this Agreement “Competitive Business” means (i) any business, enterprise or activity, whether or not for profit, that provides management, maintenance, consultation, services, contracts, properties or facilities relating to correction, detention, treatment, education or pre-release services or (ii) any business, enterprise or activity, whether or not for profit, that the Company, or any of its Affiliates, is engaged in or has publicly stated its intent to engage in at any time prior to the Effective Date; provided, however, that Competitive Business shall not include a not for profit, industry trade organization.

8.3           For purposes of this Agreement, “Prohibited Activity” means any attempt to (a) compete for any existing contract or contract award of the Company or any contract, proposed contract or bid identified on a list provided by the Company to Employee as of the date hereof, or (b) cause any present customer of the Company to cancel or terminate any existing contract with the Company.

8.4           For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Company, to:

Cornell Companies, Inc.

1700 West Loop South, Suite 1500

Houston, Texas 77027

Attention: Secretary

With a copy to:

Locke Liddell & Sapp LLP

3500 JPMorgan Chase Tower

600 Travis

Houston, Texas 77002

Attention: David F. Taylor

If to Employee, to the address shown in the Company’s records.

Either the Company or Employee may furnish a change of address to the other in writing in accordance herewith, except that notices of changes of address shall be effective only upon receipt.

8.5           This Agreement shall be governed in all respects by the laws of the State of Texas, excluding any conflict-of-law rule or principle that might refer to the construction of the Agreement to the laws of another State or country.

8.6           No failure by either party hereto at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

8.7           If a dispute arises out of or related to this Agreement, and if the dispute cannot be settled through direct discussions, then the Company and Employee agree to first endeavor to settle the dispute in an amicable manner by mediation, before having recourse to any other proceeding or forum.

8.8           The Company’s principal place of business is in Houston, Harris County, Texas.  This Agreement shall be performed in Houston, Harris County, Texas.  Any litigation that may be brought by either the Company or Employee involving the enforcement of this Agreement or the rights, duties, or obligations of this Agreement, shall be brought exclusively in the state or federal courts sitting in Houston, Harris County, Texas.  In the event that service of process cannot be effected upon a party, each party hereby irrevocably appoints the Secretary of State for the State of Texas as its or his agent for service of process to receive the summons and other pleadings in connection with any such litigation.  In the event of litigation between the parties regarding this Agreement, the prevailing party shall, in addition to any sums recovered in the litigation, be entitled to recover all sums expended by that party (including reasonable costs, reasonable attorneys’ fees and reasonable expert witness’ fees) in connection with that litigation.

8.9           It is a desire and intent of the parties that the terms, provisions, covenants and remedies contained in this Agreement shall be enforceable to the fullest extent permitted by law.  If any such term, provision, covenant, or remedy of this Agreement or the application thereof to any person, association, or entity or circumstances shall, to any extent, be construed to be invalid or unenforceable in whole or in part, then such term, provision, covenant, or remedy shall be construed in a manner so as to permit its enforceability under the applicable law to the fullest extent permitted by law.  In any case, the remaining provisions of this Agreement or the application thereof to any person, association, or entity or circumstances other than those to which they have been held invalid or unenforceable, shall remain in full force and effect.

8.10         This Agreement shall be binding upon and inure to the benefit of the Company, and any other person, association, or entity which may hereafter acquire or succeed to all or substantially all of the business or assets of the Company by any means whether direct or indirect, by purchase, merger, consolidation, or otherwise.  This Agreement shall be binding upon and inure to the benefit of Employee, and his heirs, successors and permitted assigns.  Employee’s rights and obligations under Agreement hereof are personal and such rights, benefits, and obligations of Employee shall not be voluntarily or involuntarily assigned, alienated, or transferred, whether by operation of law or otherwise, without the prior written consent of the Company.

8.11         This Agreement replaces and merges previous agreements and discussions pertaining to the following subject matters covered herein: Employee’s prior employment by the Company and any agreements regarding such relationship and the nature of Employee’s relationship with the Company and the term and termination of such relationship, except that this Agreement shall not replace or merge the Indemnification Agreement, the Deferred Bonus Plan or the option grants.  This Agreement and the Waiver and Termination Agreement executed as of the date hereof constitute the entire agreement of the parties with regard to such subject matters, and contain all of the covenants, promises, representations, warranties, and agreements between the parties with respect to such subject matters; provided that Employee shall also comply with all policies and procedures of the Company as established from time to time.  Each party to this Agreement acknowledges that no representation, inducement, promise, or agreement, oral or written, has been made by either party with respect to such subject matters, which is not embodied herein, and that no agreement, statement, or promise relating to the relationship between the Company and Employee that is not contained in this Agreement shall be valid or binding.  Any modification of this Agreement will be effective only if it is in writing and signed by each party whose rights hereunder are affected thereby, provided that any such modification must be authorized or approved by the Board of Directors of the Company.

(The remainder of this page is intentionally blank; counterpart signature pages follow.)

IN WITNESS WHEREOF, the Company and Employee have duly executed this Agreement in multiple originals to be effective on the Effective Date of the Agreement.

Company:		Employee:

CORNELL COMPANIES, INC.		STEVEN W. LOGAN

By:	/s/ Harry J. Phillips, Jr.	/s/ Steven W. Logan
Name:	Harry J. Phillips, Jr.
Authorized Signatory